Herbalife International, Inc.

Board of Directors Presentation

April 8, 2002

BARRINGTON ASSOCIATES
INVESTMENT BANKERS

Process Update

PROCESS UPDATE

Major Events

February 8, 2002

Received proposals from six interested parties:

Group Name	Purchase Price	Timing
	$15.00	30 - 45 days
	$15.00	45 - 60 days
	$14.00	45 days
	$15.00 - $17.00	70 - 100 days
Golden Gate Capital	$14.75	20 days
Whitney & Company	$14.50	45 days

February 15, 2002

Special Committee decides to narrow buyer group to four parties, and send out clarification letter to provide similar assumptions to all parties

PROCESS UPDATE

Major Events

February 25, 2002

Received revised proposals from narrowed field of four interested parties:

Group Name	Purchase Price	Change from Prior Proposal	Timing
	$16.00	↑ $1.00	30 - 45 days
	$15.00	Unchanged	45 - 60 days
Golden Gate Capital	$14.10	↓ $0.65	20 days
Whitney & Co.	$15.00	↑ $0.50	45 days

February 26, 2002

Special Committee selects "finalists" (and Whitney) with whom the Committee would meet in person to discuss their respective proposals.

February 28, 2002

Barrington receives revised proposal from Golden Gate, increasing Golden Gate's proposal from $14.10 per share to $15.50 per share

PROCESS UPDATE

Major Events

March 1, 2002

Special Committee meets in person with of to discuss proposal.

Trustees of the Mark Hughes Family Trust and officers of the Company receive unsolicited letter from proposing two potential acquisition scenarios: one an all cash offer at $14.50 per share and the other a cash and stock offer at $15.50 per share.

March 4, 2002

Special Committee meets in person with Whitney to discuss Whitney's proposal.

Barrington receives revised proposal from Golden Gate, increasing their proposal from $15.50 per share to $16.20 per share

Barrington and Jeff Glassman meet with Whitney to discuss potential terms of an exclusivity arrangement with Whitney, including a proposed purchase price of $16.25

Major Events

March 5, 2002

The Special Committee requests Barrington to contact to determine whether there were any terms was prepared to improve in its proposal, including price

raises its offer from $16.00 to $16.25 per share.

Special Committee reconvenes telephonically to authorize Barrington to negotiate, and enter into an exclusivity arrangement with Whitney at a price of $16.25

Barrington contacts Whitney and arranges for them to receive a draft of an Exclusivity Agreement

March 6, 2002

Barrington and Gibson Dunn commence Exclusivity Agreement negotiations with Whitney ;

Barrington receives revised written proposal from increasing its purchase price from $16.25 to $16.50 per share

Barrington and Whitney negotiate revised terms of an Exclusivity Agreement, including an indicated proposed price of $16.50 with a break-up provision of a maximum of $7.5 million and expiration date of April 8, 2002

Special Committee approves the execution of the Exclusivity Agreement with Whitney on the terms noted above

Major Events

March 13, 2002

Special Committee authorizes Jeff Glassman and Barrington to investigate possibility of retaining an additional investment banking firm to provide a fairness opinion

March 14, 2002

Special Committee meets with representatives of Morgan Stanley & Co. Incorporated regarding potential assignment.

Whitney informs Barrington of Golden Gate's desire to co-invest with Whitney; Barrington informs Special Committee of this development

March 19, 2002

Special Committee meets with Whitney to summarize status of due diligence, and discuss desire to co-invest; Committee chairman gives initial approval for to participate

March 21, 2002

Special Committee receives unsolicited letter from , indicating that in the event the current exclusivity period expires without a definitive agreement, would be prepared to raise its offer to $18.50 per share

Special Committee ratifies committee Chairman's decision to permit Golden Gate to become a co-investor with Whitney

Major Events

April 3, 2002

Barrington holds conference call with to ask several clarifying questions regarding his unsolicited proposal

April 4, 2002

Doug Sages informs Barrington of preliminary Q1 EBITDA of $41 million, and indicates that the full year budget will need to be revised upwards

April 5, 2002

Special Committee meets telephonically with Frank Tirelli and Doug Sages to discuss (i) 2002 first quarter performance, (ii) the outlook for the remainder of 2002, and (iii) the updated outlook for the next 5 years. Special Committee asks Doug and Frank to prepare an updated forecast for 2002 as well as new 5-year projections

April 8, 2002

Barrington receives unsolicited letter from , indicating that in the event the current exclusivity period expires without a definitive agreement, would be prepared to raise its offer from $18.50 per share to $19.50 per share

End of Exclusivity Period with Whitney

Considerations

CONSIDERATIONS

Outstanding Considerations

- First Quarter 2002 Performance
- Updated Full Year 2002 Budget
- Revised 5-year Plan
- Expiration of Exclusivity Period with
- Status of Fairness Opinions
- Timing and Sequence of Next Steps